Exhibit 99.1

Shea Homes Reports Third Quarter 2013 Results

Shea Homes, one of America’s largest private homebuilders, today reported results for the third quarter ended September 30, 2013.

Three Months Ended 9/30/13 Highlights and Comparisons to Three Months Ended 9/30/12

•	Net income attributable to Shea Homes was $25.8 million compared to $8.3 million

•	Home sales orders were 434 compared to 530, an 18% decrease

•	Active selling communities averaged 61 and 63 respectively

•	Home sales per community were 7.1 homes, or 2.4 per month, compared to 8.4 homes, or 2.8 per month, a 15% decrease

•	Cancellation rate was 17% compared to 13%

•	Backlog units were 1,124 compared to 1,204, a 7% decrease

•	Backlog sales value was $563.5 million compared to $507.2 million, an 11% increase

•	The average selling price in backlog was $501,000 compared to $421,000, a 19% increase

•	Total revenues were $238.3 million compared to $146.4 million, a 63% increase

•	House revenues were $234.9 million* compared to $132.2 million*, a 78% increase

•	Homes closed were 493 compared to 328, a 50% increase

•	Average selling price of homes closed was $477,000 compared to $403,000, an 18% increase

•	Gross margin was 23.4% compared to 21.3%

•	House gross margin was 23.8%* compared to 18.7%*

•	SG&A expense was $28.4 million (11.9% of revenues) compared to $26.3 million (18% of revenues)

•	Adjusted EBITDA was $43.6 million* compared to $20.7 million*

•	Cash and restricted cash at September 30, 2013 was $145.4 million compared to $292.8 million at December 31, 2012

Nine Months Ended 9/30/13 Highlights and Comparisons to Nine Months Ended 9/30/12

•	Net income (loss) attributable to Shea Homes was $52.2 million compared to $(4.2) million

•	Home sales orders were 1,467 compared to 1,616, a 9% decrease

•	Active selling communities averaged 57 and 66 respectively

•	Home sales per community were 25.7 homes, or 2.9 per month, compared to 24.5 homes, or 2.7 per month, a 5% increase

•	Cancellation rate remained flat at 14%

•	Total revenues were $590.6 million compared to $384.5 million, a 54% increase

•	House revenues were $578.8 million* compared to $360.2 million*, a 61% increase

•	Homes closed were 1,255 compared to 873, a 44% increase

•	Average selling price of homes closed was $461,000 compared to $413,000, an 12% increase

•	Gross margin was 23.0% compared to 19.8%

•	House gross margin was 23.2%* compared to 19.6%*

•	SG&A expense was $77.4 million (13.1% of revenues) compared to $65.7 million (17.1% of revenues)

•	Adjusted EBITDA was $100.3 million* compared to $58.3 million*

*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 9

“We are pleased to report our third quarter operating results which reflect significantly improved profitability, revenue growth, house gross margins* and SG&A leverage,” said Bert Selva, President and CEO of Shea Homes. “These results reflect the housing recovery which began to emerge in 2012, combined with our leading positions in some of the nation’s strongest housing markets and our lean operating model. Our house gross margins* and SG&A rate as a percentage of revenues continue to be among the best in the industry.”

“We experienced a slowdown in sales during the third quarter partially as a result of our decision to focus on margins over volume coupled with the normal housing seasonal slowdown. Additionally, external factors including a jump in mortgage interest rates and policy uncertainties due to the federal government shutdown and debt ceiling discussions further affected the market. We still believe the fundamentals are in place for a continued recovery in the housing market. Household formations due to population and job growth, affordability and the absolute levels of new home sales and starts, continue to be positive catalysts for the housing market.”

For the 2013 third quarter, new home sales orders were 434 compared to 530 in 2012, an 18% decrease year-over-year, resulting primarily from the impact of higher mortgage interest rates and the federal government issues noted above, combined with slightly lower active selling communities in our San Diego, Northern California and Other segments. Home sales per community for the 2013 third quarter were 2.4 per month compared to 2.8 per month in the 2012 third quarter, a 14% decrease. For the first nine months of 2013, the Company opened 17 new wholly-owned home communities compared to 11 for the same period in 2012. For the full year, the Company expects to open 23 new communities compared to 15 for the full year in 2012. Backlog at September 30, 2013 was 1,124 compared to 1,204 at September 30, 2012, a 7% decrease.

For the 2013 third quarter, net income attributable to Shea Homes was $25.8 million compared to $8.3 million in 2012, primarily due to a $24.7 million improvement in gross margin (from higher revenues and a higher gross margin percentage), a $4.4 million decrease in interest expense, a $1.9 million decrease in general and administrative expenses and a $1.6 million increase in the gain on our reinsurance transaction (the actuarial adjustment resulted in a larger reduction in our deferred gain year over year from $0.2 million in 2012 to $1.8 million in 2013). These improvements were partially offset by a decrease in other income (expense) due to an $8.8 million gain on investment in 2012 and a $4.0 million increase in selling expenses.

For the 2013 third quarter, total revenues were $238.3 million compared to $146.4 million in 2012, a 63% increase, and house revenues were $234.9 million* compared to $132.2 million* in 2012, a 78% increase. The increase in house revenues was primarily due to a 50% increase in home closings to 493 and an 18% increase in average selling price to $477,000. Home closings increased year-over-year primarily as a result of a 98% higher backlog at the beginning of 2013 (911 units) versus the beginning of 2012 (461 units). The increase in the average selling price of homes closed was due to general home price increases in all of our regions, and the delivery of larger, more expensive homes in some of our regions, primarily Southern California, which were partially offset by our Northern California segment which has shifted to higher density, lower-priced homes.

Total gross margin for the 2013 third quarter was 23.4% compared to 21.3% in 2012, a 210 basis point (bp) increase, and house gross margin for the 2013 third quarter was 23.8%* compared to 18.7%* in 2012, a 510 bp increase. The increase in our house gross margin percentage reflected the general increase in home prices in all of our markets, partially offset by higher labor and material costs. House gross margin excluding interest* was 30.1% for the 2013 third quarter compared to 26.0% in the year earlier period.

SG&A expense for the 2013 third quarter was $28.4 million (11.9% of revenues) compared to $26.3 million (18.0% of revenues) in 2012. As a percentage of revenue, the decrease was the result of leveraging our G&A expenses over a higher level of revenues. The nominal increase was primarily attributable to higher volume related costs and higher compensation expenses.

Interest incurred for the third quarter was $16.8 million in both 2013 and 2012, while interest expense for the 2013 third quarter was $0.1 million versus $4.6 million in 2012. The 97% decrease in interest expense was due to higher qualified inventory used for interest capitalization purposes.

Net operating cash flows for the 2013 third quarter were $(16.3) million compared to $(53.1) million in 2012. The smaller operating cash deficit was primarily due to slightly lower land acquisition and land development spends and increased cash receipts from home closings, partially offset by increased house construction costs. Land acquisition and land development spends for the 2013 third quarter were $91.6 million compared to $98.1 million in 2012. Cash receipts from home closings for the 2013 third quarter were $234.9 million compared to $132.2 million in 2012. House construction costs for the 2013 third quarter were $114.3 million compared to $81.3 million in 2012.

For the first nine months of 2013, net income (loss) attributable to Shea Homes was $52.2 million compared to $(4.2) million, primarily due to a 54% increase in revenues and a 320 bp higher gross margin percentage. In addition, interest expense decreased $11.8 million (due to higher qualified inventory) and the gain (loss) on our reinsurance transaction improved by $8.8 million, from $(7.2) million in 2012 to $1.6 million in 2013. These improvements were partially offset by an $11.8 million increase in SG&A, primarily attributable to higher volume related costs and compensation expenses. As a percentage of revenue, SG&A for the 2013 nine months was 13.1% compared to 17.1% for the 2012 nine months. As a percentage of revenue, the decrease was the result of leveraging our G&A over higher revenues.

Net operating cash flows for the 2013 nine months were $(124.4) million compared to $(86.8) million in 2012. The larger operating cash deficit was primarily due to increased spending on land acquisitions, land development and house construction, partially offset by increased cash receipts from home closings. Land acquisition and land development spends for the 2013 nine months were $279.9 million compared to $158.9 million in 2012. House construction costs for the 2013 nine months were $290.3 million compared to $184.3 million in 2012. Cash receipts from home closings for the 2013 third quarter were $578.8 million compared to $360.2 million in 2012.

About Shea Homes Limited Partnership

Shea Homes is one of the largest private homebuilders in the nation. Since its founding in 1968, Shea Homes has closed nearly 91,000 homes. Shea Homes builds homes with quality craftsmanship and designs that fit varied lifestyles and budgets. Over the past several years, Shea Homes has been recognized as a leader in customer satisfaction with a reputation for design, quality and service. For more about Shea Homes and its communities, visit www.sheahomes.com.

The preceding summary of the financial results of Shea Homes Limited Partnership and its subsidiaries does not purport to be complete and is qualified in its entirety by reference to the consolidated financial statements of Shea Homes Limited Partnership and its subsidiaries, available on our website at: http://www.sheahomes.com/investor.

This news release contains forward-looking statements and information relating to Shea Homes Limited Partnership and its subsidiaries, such as our leading position in some of the nation’s strongest housing markets, that the fundamentals are still in place for a continued recovery in the housing market, and new community openings for 2013, which are based on the beliefs of, as well as assumptions made by, and information currently available to, our management. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “anticipate,” “appear” and “project” and similar expressions, as they relate to Shea Homes Limited Partnership and its subsidiaries are intended to identify forward-looking statements. These statements reflect our management’s current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions of future events that may not prove to be accurate. Such statements involve known and unknown risks, uncertainties, assumptions and other factors many of which are out of Shea Homes Limited Partnership’s and its subsidiaries’ control and difficult to forecast that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: changes in employment levels; changes in the availability of financing for homebuyers; changes in interest rates; changes in consumer confidence; changes in levels of new and existing homes for sale; changes in demographic trends; changes in housing demands; changes in home prices; elimination or reduction of the tax benefits associated with owning a home; litigation risks associated with home warranty and construction defect and other claims; and various other factors, both referenced and not referenced above, and included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance or achievements may vary materially from those described as anticipated, believed, estimated, expected, intended, planned or projected. Except as required by law, Shea Homes Limited Partnership and its subsidiaries neither intend nor assume any obligation to revise or update these forward-looking statements, which speak only as of their dates. Shea Homes Limited Partnership and its subsidiaries nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact: Andrew Parnes, CFO @ 909-594-0954 or andy.parnes@sheahomes.com

KEY OPERATIONAL AND FINANCIAL DATA

(dollars in thousands)

	At or For the Three Months Ended September 30,			At or For the Nine Months Ended September 30,
	2013	2012	Change	2013	2012	Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Operating Data:
Revenues	$238,309	$146,421	63%	$590,579	$384,492	54%
Gross margin %	23.4%	21.3%	210 bp’s	23.0%	19.8%	320 bp’s
Homebuilding revenues (a) *	$238,079	$146,174	63%	$589,892	$383,754	54%
Homebuilding gross margin % (a) *	23.4%	21.2%	220 bp’s	22.9%	19.7%	320 bp’s
House revenues *	$234,938	$132,220	78%	$578,817	$360,238	61%
House gross margin*	$55,905	$24,743	126%	$134,063	$70,519	90%
House gross margin % *	23.8%	18.7%	510 bp’s	23.2%	19.6%	360 bp’s
Adjusted house gross margin % excluding interest in cost of sales *	30.1%	26.0%	410 bp’s	30.0%	26.9%	310 bp’s
SG&A expense	$28,388	$26,297	8%	$77,425	$65,672	18%
SG&A % of total revenue	11.9%	18.0%	(610) bp’s	13.1%	17.1%	(400) bp’s
Net income (loss) attributable to Shea Homes	$25,824	$8,330	210%	$52,196	$(4,182)	—
Adjusted EBITDA (b) *	$43,632	$20,708	111%	$100,341	$58,266	72%
Interest incurred	$16,780	$16,768	0%	$50,322	$50,088	0%
Interest capitalized to inventory	$15,925	$11,961	33%	$43,874	$32,706	34%
Interest capitalized to investments in joint ventures	$710	$226	214%	$1,473	$604	144%
Interest expense	$145	$4,581	-97%	$4,975	$16,778	-70%
Interest in cost of sales (c)	$15,110	$12,457	21%	$40,014	$30,315	32%

Other Data (d):
Home sales orders (units)	434	530	-18%	1,467	1,616	-9%
Homes closed (units)	493	328	50%	1,255	873	44%
Average selling price	$477	$403	18%	$461	$413	12%
Average active selling communities	61	63	-3%	57	66	-14%
Home sales orders per community	7.1	8.4	-15%	25.7	24.5	5%
Cancellation rate	17%	13%		14%	14%
Backlog at end of period (units)	1,124	1,204	-7%
Backlog at end of period (estimated sales value)	$563,513	$507,226	11%
Lots owned or controlled (units)	18,992	18,244	4%
Homes under construction (units) (e)	1,122	1,055	6%

(a)	Homebuilding revenue and gross margin include house, land and other homebuilding activities.
(b)	See page 10 for a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss).
(c)	As previously capitalized to house and land.
(d)	Represents consolidated activity only; excludes unconsolidated joint ventures.
(e)	Homes under construction includes completed homes.

*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 9.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2013	2012
	(unaudited)
Assets
Cash and cash equivalents	$143,198	$279,756
Restricted cash	2,196	13,031
Accounts and other receivables, net	139,729	141,289
Receivables from related parties, net	32,681	34,028
Inventory	1,042,065	837,653
Investments in joint ventures	43,415	28,653
Other assets, net	39,679	39,127

Total assets	$1,442,963	$1,373,537

Liabilities and equity
Liabilities:
Notes payable	$759,180	$758,209
Other liabilities	312,089	296,081

Total liabilities	1,071,269	1,054,290
Total equity	371,694	319,247

Total liabilities and equity	$1,442,963	$1,373,537

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$238,309	$146,421	$590,579	$384,492
Cost of sales	(182,461)	(115,225)	(454,769)	(308,238)

Gross margin	55,848	31,196	135,810	76,254

Selling, general and administrative expenses	(28,388)	(26,297)	(77,425)	(65,672)
Interest expense	(145)	(4,581)	(4,975)	(16,778)
Other income (expense), net	(208)	8,789	486	3,081

Income (loss) before income taxes	27,107	9,107	53,896	(3,115)

Income tax expense	(1,281)	(807)	(1,701)	(903)

Net income (loss)	25,826	8,300	52,195	(4,018)
Less: Net loss (income) attributable to non-controlling interests	(2)	30	1	(164)

Net income (loss) attributable to Shea Homes	$25,824	$8,330	$52,196	$(4,182)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating activities
Net income (loss)	$25,826	$8,300	$52,195	$(4,018)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
(Gain) Loss on reinsurance transaction	(1,758)	(199)	(1,599)	7,168
Depreciation and amortization expense	2,748	1,934	7,312	5,255
Distribution of earnings from joint venture	—	400	6,000	1,400
Gain on sale of available-for-sale investments	(5)	(8,780)	(15)	(8,802)
Other operating activities, net	(94)	(176)	(703)	(938)
Changes in operating assets and liabilities:
Inventory	(54,022)	(86,318)	(212,623)	(114,860)
Payables and other liabilities	7,937	34,517	17,726	35,756
Other operating assets	3,085	(2,811)	7,258	(7,798)

Net cash used in operating activities	(16,283)	(53,133)	(124,449)	(86,837)

Investing activities
Proceeds from sale of investments	85	18,742	3,163	23,954
Net proceeds from promissory notes from related parties	2,606	88	3,037	1,931
Other investing activities, net	34	(507)	(16,316)	(1,467)

Net cash provided by (used in) investing activities	2,725	18,323	(10,116)	24,418

Financing activities
Net decrease in notes payable	(1,241)	(488)	(1,993)	(1,541)
Contributions from owners	—	—	—	1,746
Other financing activities, net	—	1	—	(512)

Net cash provided by (used in) financing activities	(1,241)	(487)	(1,993)	(307)

Net increase (decrease) in cash and cash equivalents	(14,799)	(35,297)	(136,558)	(62,726)
Cash and cash equivalents at beginning of period	157,997	240,937	279,756	268,366

Cash and cash equivalents at end of period	$143,198	$205,640	$143,198	$205,640

SEGMENT OPERATING DATA

(dollars in thousands)

(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2013		2012		2013		2012
	Homes Closed	Avg. Selling Price	Homes Closed	Avg. Selling Price	Homes Closed	Avg. Selling Price	Homes Closed	Avg. Selling Price
Homes closed:
Southern California	48	$830	57	$546	179	$748	168	$503
San Diego	85	477	25	432	176	463	71	494
Northern California	138	513	55	527	315	481	170	500
Mountain West	98	450	58	438	229	442	160	446
South West	116	322	125	274	333	315	285	281
Other	8	285	8	215	23	252	19	216

Total consolidated	493	$477	328	$403	1,255	$461	873	$413
Unconsolidated joint ventures	42	326	35	322	120	325	92	310

Total	535	$465	363	$395	1,375	$449	965	$403

	Three Months Ended September 30,				Nine Months Ended September 30,
	2013		2012		2013		2012
	Home Sales Orders	Avg. Active Selling Communities	Home Sales Orders	Avg. Active Selling Communities	Home Sales Orders	Avg. Active Selling Communities	Home Sales Orders	Avg. Active Selling Communities
Home sales orders:
Southern California	107	7	89	7	211	5	247	8
San Diego	33	7	71	8	198	7	181	9
Northern California	84	14	140	16	305	13	376	16
Mountain West	72	15	106	13	306	15	316	13
South West	135	17	119	16	438	16	467	17
Other	3	1	5	3	9	1	29	3

Total consolidated	434	61	530	63	1,467	57	1,616	66
Unconsolidated joint ventures	77	13	45	10	188	12	151	11

Total	511	74	575	73	1,655	69	1,767	77

	At September 30,
	2013		2012
	Backlog Units	Backlog Sales Value	Backlog Units	Backlog Sales Value
Backlog:
Southern California	155	$120,173	138	$84,216
San Diego	129	67,494	149	61,243
Northern California	231	139,286	311	140,399
Mountain West	289	133,650	251	117,832
South West	318	102,163	334	98,239
Other	2	747	21	5,297

Total consolidated	1,124	$563,513	1,204	$507,226
Unconsolidated joint ventures	152	56,036	93	29,998

Total	1,276	$619,549	1,297	$537,224

SEGMENT OPERATING DATA (continued)

(unaudited)

	At September 30,
	2013	2012
Lots owned or controlled:
Southern California	1,982	1,048
San Diego	687	887
Northern California	3,239	3,924
Mountain West	10,075	10,265
South West	2,242	2,083
Other	767	37

Total consolidated	18,992	18,244
Unconsolidated joint ventures	4,733	1,884

Total	23,725	20,128

Lots by ownership type:
Owned for homebuilding	6,581	6,925
Owned and held for sale	3,435	3,329
Optioned or subject to contract for homebuilding	5,942	4,956
Optioned or subject to contract held for sale	3,034	3,034
Joint venture	4,733	1,884

Total	23,725	20,128

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands)

(unaudited)

In this earnings release, we utilize certain financial measures that, in each case, are not recognized under GAAP. We present these measures because we believe they and similar measures are useful to investors in evaluating a company’s operating performance and financing structure and, in certain cases, because they could be used to determine compliance with contractual covenants or as one measure of the Company’s ability to service debt and obtain financing. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with GAAP, they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table reconciles revenues, cost of sales and gross margins, as reported and prepared in accordance with GAAP, to the non-GAAP measures house revenues, house cost of sales, house gross margin and house gross margin percentage, which exclude land sales, impairment charges and other transactions, and to adjusted house revenues, adjusted house cost of sales, adjusted house gross margin and adjusted house gross margin percentage, which add back interest in cost of sales.

	Three Months Ended September 30, 2013				Three Months Ended September 30, 2012
	Revenue	Cost of Sales	Gross Margin $	Gross Margin %	Revenue	Cost of Sales	Gross Margin $	Gross Margin %
Total	$238,309	$(182,461)	$55,848	23.4%	$146,421	$(115,225)	$31,196	21.3%
Less: Other	(230)		(230)		(247)		(247)

Homebuilding	238,079	(182,461)	55,618	23.4%	146,174	(115,225)	30,949	21.2%
Less: Land	(2,750)	2,271	(479)	17.4%	(13,071)	6,425	(6,646)	50.8%
Less: Impairment	—	—	—		—	—	—
Less: Other homebuilding	(391)	1,157	766		(883)	1,323	440

House	$234,938	$(179,033)	$55,905	23.8%	$132,220	$(107,477)	$24,743	18.7%

Add: Interest in house cost of sales (a)		14,733	14,733			9,594	9,594

Adjusted house excluding interest in cost of sales	$234,938	$(164,300)	$70,638	30.1%	$132,220	$(97,883)	$34,337	26.0%

	Nine Months Ended September 30, 2013				Nine Months Ended September 30, 2012
	Revenue	Cost of Sales	Gross Margin $	Gross Margin %	Revenue	Cost of Sales	Gross Margin $	Gross Margin %
Total	$590,579	$(454,769)	$135,810	23.0%	$384,492	$(308,238)	$76,254	19.8%
Less: Other	(687)		(687)		(738)		(738)

Homebuilding	589,892	(454,769)	135,123	22.9%	383,754	(308,238)	75,516	19.7%
Less: Land	(9,891)	5,525	(4,366)	44.1%	(21,773)	12,931	(8,842)	40.6%
Less: Impairment	—	—	—		—	—	—
Less: Other homebuilding	(1,184)	4,490	3,306		(1,743)	5,588	3,845

House	$578,817	$(444,754)	$134,063	23.2%	$360,238	$(289,719)	$70,519	19.6%

Add: Interest in house cost of sales (a)		39,447	39,447			26,255	26,255

Adjusted house excluding interest in cost of sales	$578,817	$(405,307)	$173,510	30.0%	$360,238	$(263,464)	$96,774	26.9%

(a)	Interest incurred is generally capitalized to inventory, then expensed in cost of sales as related units close.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(in thousands)

(unaudited)

The following table calculates the non-GAAP measures of EBITDA and Adjusted EBITDA and reconciles those amounts to net income as reported and prepared in accordance with GAAP. Adjusted EBITDA means net income (loss) (plus cash distributions of income from consolidated and unconsolidated joint ventures and non-guarantor subsidiaries) before (a) income taxes, (b) interest expense, (c) expensing of previously capitalized interest included in costs of sales and in equity in income (loss) from joint ventures, (d) impairment charges and project write-offs and abandonments, (e) loss on debt extinguishment, (f) depreciation and amortization, (g) realized gain on sale of investments, (h) income (loss) from joint ventures and non-guarantor subsidiaries, (i) deferred (gain) loss recognition from the amortization of deferred gain resulting from a series of novation and reinsurance transactions entered into by Partners Insurance Company, a wholly-owned subsidiary (“PIC Transaction”), and (j) gain on sale of investment in joint ventures. Other companies may calculate Adjusted EBITDA (or similarly titled measures) differently.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income (loss)	$25,826	$8,300	$52,195	$(4,018)
Adjustments:
Income tax expense (benefit)	1,281	807	1,701	903
Depreciation and amortization expense	2,748	1,934	7,312	5,255
Interest in cost of sales	15,110	12,457	40,014	30,315
Interest in equity in income (loss) from joint ventures	244	226	829	604
Interest expense	145	4,581	4,975	16,778

EBITDA	45,354	28,305	107,026	49,837

Adjustments:
Project write-offs and abandonments	389	342	582	773
Realized gain on sale of investments	(5)	(8,780)	(15)	(8,802)
Deferred loss (gain) recognition from PIC Transaction	(1,757)	(199)	(1,598)	7,168
Loss (income) from joint ventures and non-guarantor subsidiaries	(349)	987	(6,022)	8,582
Distributions of earnings from joint ventures and non-guarantor subsidiaries	—	50	367	688
Other	—	3	1	20

Adjusted EBITDA	$43,632	$20,708	$100,341	$58,266